                                                                      EXHIBIT 38
                       THE UNITED STATES SHOE CORPORATION

             SUPPLEMENTAL EXECUTIVE SALARIED EMPLOYEES BENEFIT PLAN

                     (AS AMENDED EFFECTIVE APRIL 21, 1995)


       1. This plan shall be known as The United States Shoe Corporation Supplemental Executive Salaried Employees Benefit Plan (the "Supplemental Plan"). The purpose of the Supplemental Plan is to provide unfunded supplemental retirement and death benefits to certain Participants in The United States Shoe Corporation Pension Plan (the "Pension Plan") and their beneficiaries.

       2. If the amount of any benefit otherwise payable to any Participant or beneficiary under the terms of the Pension Plan is limited by reason of the limitations contained in section 401(a)(17) or section 415 of the Internal Revenue Code of 1986, or by reason of the Participant's participation in The United States Shoe Corporation Supplemental Deferred Compensation Plan or The United States Shoe Corporation Corporate Deferred Compensation Plan or if the amount of such benefit is less than it would have been if the Pension Plan benefit formula in effect on December 31, 1988 had continued in effect, the Participant or his beneficiary (as the case may be) shall be entitled to receive from the Supplemental Plan an amount equal to the difference between the benefit payable to the Participant or his beneficiary under the Pension Plan and the amount which would have been payable to the Participant or his beneficiary under the Pension Plan if the Pension Plan had not been subject to the limitations contained in sections 401(a)(17) and 415 of the Internal Revenue Code, and if the Participant had not participated in The United States Shoe Corporation Supplemental Deferred Compensation Plan or The United States Shoe Corporation Corporate Deferred Compensation Plan and if the Pension Plan benefit formula in effect on December 31, 1988 had continued in effect.

       3. Notwithstanding any other provision herein, the benefits payable under the Supplemental Plan shall be paid out of the general assets of The United States Shoe Corporation (the "Company") and shall not be funded in any manner. No person shall have any interest in any specific assets or assets of the Company by reason of the Supplemental Plan.

       4. The Supplemental Plan shall be administered by the Retirement Committee of the Board of Directors of the Company. The Retirement Committee shall determine the amount and manner of payment of the benefits due to any person from the Supplemental Plan and shall cause them to be paid by the Company. The decisions made by and the actions taken by the Retirement Committee in the administration of the Supplemental Plan shall be final and conclusive on all persons.

       5. While the Company intends to maintain the Supplemental Plan as long as it maintains the Pension Plan, the Company reserves the right to amend and/or terminate the Supplemental Plan at any time for whatever reasons it may deem appropriate.

         6. Nothing contained in the Supplemental Plan shall be construed as a contract of employment between the Company and any employee, or as a right to any employee to be continued in the employment of the Company or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

         7. The benefits payable under the Supplemental Plan may not be assigned or alienated.

         8. The Supplemental Plan shall be governed by the laws of the State of Ohio.

         9. Notwithstanding the foregoing, in the case of a Participant who is an active or retired Corporate Center Group employee, the present value of the Participant's accrued benefit under this Supplemental Plan (determined immediately prior to the Merger Date) shall be paid out to the Participant in one lump sum immediately prior to the Merger Date. For purposes hereof, "Merger Date" means the date of the merger of Luxottica Acquisition Corp. into The United States Shoe Corporation.

         IN WITNESS WHEREOF, The United States Shoe Corporation has hereunto caused its named to be subscribed this 20th day of April, 1995.



                                              THE UNITED STATES SHOE CORPORATION



                                              By /s/  Robert J. Petrik
                                                 -------------------------------